UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

Rich Uncles Real Estate Investment Trust I

(Exact name of registrant as specified in its charter)

California	000-55623	37-6511147
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3090 Bristol Street, Suite 550
Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 742-4862

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

(a)  Anticipated change to our Purchase Price Per Share

On December 29, 2017, Rich Uncles Real Estate Investment Trust I (the “Company”) announced that it anticipates that the board of trust managers of the Company (the “Board”) will announce its determination of the Company’s estimated net asset value per share (“NAV”) on or about January 19, 2018 (the “Price Announcement Date”). The estimated per share NAV will be determined by the Board using its Net Asset Value Calculation and Valuation Procedures, as updated by the Board effective December 28, 2017. Effective on January 24, 2018, the Company will begin offering shares of its common stock pursuant to its dividend reinvestment plan at the revised estimated value per share, which will reflect the estimated per share NAV determined by the Board and may be different from the current $10.00 per share purchase price.

Beginning with repurchase requests made on or after December 16, 2017, all shares of common stock requested for repurchase under our share repurchase program will be repurchased by us at a price determined based on our estimated per share NAV. All requests for the repurchase of our shares that were submitted prior to December 16, 2017 will be repurchased by us on or prior to January 16, 2018 at a price based on our current purchase price of $10.00 per share.

Also, because of the anticipated change to the Company’s purchase price per share, the Company announced that dividends that would usually be paid on January 20, 2018 will be paid on January 25, 2018. On a going forward basis, dividends will continue to be paid on the 25th of the month following the end of a calendar quarter. Since the dividends are declared and paid based on daily record date per share per day, the delay in the dividend payments date will have no impact on the dividend amount that a shareholder of the Company receives.

(b)  Adoption of Valuation Policy

On December 28, 2017, the Company adopted the below Net Asset Value Calculation and Valuation Procedures.

NET ASSET VALUE CALCULATION AND VALUATION PROCEDURES

Valuation Procedures

Our board of trust managers, including a majority of our independent trust managers, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our net asset value (“NAV”). We will calculate our NAV annually in January as of December 31 of the prior year. As calculated in accordance with the procedures described below, our NAV will reflect the total value of all of our assets minus the total value of all our liabilities.

As a public company, we are required to issue financial statements generally based on historical cost in accordance with generally accepted accounting principles (GAAP) as applicable to our financial statements. To calculate NAV for purposes of establishing a purchase and redemption price for our shares, we have adopted a model, as explained below, which adjusts the value of certain of our assets from their historical cost to fair value. As a result, our NAV will differ from the amount reported as shareholders’ equity on the face of our financial statements prepared in accordance with GAAP. When the fair value of our assets is calculated for the purposes of determining our NAV per share, the calculation is done using the fair value methodologies detailed within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures. However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. Our NAV may differ from equity reflected on our consolidated financial statements, even if we are required to adopt a fair value basis of accounting for our GAAP financial statements in the future. Furthermore, no rule or regulation requires that we calculate NAV in a certain way. Although we believe our NAV calculation methodologies are consistent with standard industry principles, there is no established practice among public REITs, whether listed or not, for calculating NAV in order to establish a purchase and redemption price. As a result, other public REITs may use different methodologies or assumptions to determine NAV.

Independent Valuation Firm

With the approval of our board of trust managers, including a majority of our independent trust managers, we have engaged Cushman & Wakefield Western, Inc. (“CW”), an independent valuation firm (the “Independent Valuation Firm”), to serve as our independent valuation firm with respect to the valuation of the assets and liabilities associated with our real estate portfolio. CW is a multidisciplinary provider of independent, commercial real estate consulting and advisory services in multiple offices around the world. CW is engaged in the business of valuing commercial real estate properties and is not affiliated with us or with our advisor or its affiliates. The compensation we pay to the Independent Valuation Firm will not be based on the estimated values of our real estate properties. Our board of trust managers, including a majority of our independent trust managers, may replace the Independent Valuation Firm at any time by majority vote. We will promptly disclose any changes to the identity or role of the Independent Valuation Firm in reports we publicly file with the SEC.

The Independent Valuation Firm discharges its responsibilities in accordance with our real property valuation procedures described below and under the oversight of our board of trust managers. Our board of trust managers is not involved in the valuation of the real properties, but periodically receives and reviews such information about the valuation of the real property as it deems necessary to exercise its oversight responsibility. While our Independent Valuation Firm is responsible for providing our real property valuation, our board of trust managers, including a majority of our independent trust managers, is responsible for calculating our NAV.

At this time, the Independent Valuation Firm is engaged to provide our real estate property and real estate related debt valuations, but it may be engaged to provide additional services, including providing an independent valuation or appraisal of any of our other assets or liabilities (contingent or otherwise), in the future. Our Independent Valuation Firm and its affiliates may from time to time in the future perform other commercial real estate and financial advisory services for our advisor and its affiliates, or in transactions related to the properties that are the subjects of valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the applicable appraiser as certified in the applicable report.

Real Property Valuation

The real property valuation, which is the largest component of our NAV calculation, is provided to us by the Independent Valuation Firm on an annual basis. The value of our properties is determined on an unencumbered basis. The effect of property-level debt on our NAV is discussed further below. The Independent Valuation Firm collects all reasonably available material information that it deems relevant in valuing our real estate properties. The Independent Valuation Firm relies in part on property-level information provided by the advisor, including (i) physical property attributes such as size, year built, and construction quality and type; (ii) historical and projected operating revenues and expenses of the property; (iii) lease agreements on the property; and (iv) information regarding recent or planned capital expenditures.

The Independent Valuation Firm utilizes standard and accepted appraisal methodology in arriving at its opinions of fair value, and applies only the most appropriate valuation techniques amongst the income capitalization, sales comparison, and cost approaches to value. In appraisal practice, an approach to value is included or eliminated based on its applicability to the property type being valued and the quality of information available. The reliability of each approach depends on the availability and comparability of market data as well as the motivation and thinking of purchasers. In determining the fair value of the properties, the Independent Valuation Firm utilizes the Income Capitalization Approach as the primary method. A second limited scope Sales Comparison Approach is employed to test the reasonableness of the Income Capitalization Approach. The Cost Approach is not employed as it is not typically relied upon by market participants to value income producing properties.

Because the property valuations involve significant professional judgment in the application of both observable and unobservable attributes, the calculated value of our real property may not reflect the liquidation value or net realizable value of our properties because the valuation performed by the Independent Valuation Firm involves subjective judgments and do not reflect transaction costs associated with property dispositions. However, as discussed below, in some circumstances such as when an asset is anticipated to be acquired or disposed, we may apply a probability-weighted analysis to factor in a portion of potential transaction costs in our NAV calculation.

Our Independent Valuation Firm’s valuation report is not addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock and will not constitute a recommendation to any person to purchase or sell any shares of our common stock. In preparing its valuation report, our Independent Valuation Firm does not solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.

In conducting its investigation and analyses, our Independent Valuation Firm takes into account customary and accepted financial and commercial procedures and considerations as it deems relevant, which may include, without limitation, the review of documents, materials and information relevant to valuing the property that are provided by us or our advisor. Although our Independent Valuation Firm may review information supplied or otherwise made available by us or our advisor for reasonableness, it assumes and relies upon the accuracy and completeness of all such information and all information supplied or otherwise made available to it by any other party and does not undertake any duty or responsibility to verify independently any such information. With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed or discussed with our Independent Valuation Firm, our Independent Valuation Firm assumes such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, board of trust managers and advisor, and relies upon us to advise our Independent Valuation Firm promptly if any material information previously provided becomes inaccurate or was required to be updated during the period of its review.

In performing its analyses, our Independent Valuation Firm will be expected to make numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters. For example, unless specifically informed to the contrary, our Independent Valuation Firm assumes that we have clear and marketable title to each real estate property valued, that no title defects exist, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, our Independent Valuation Firm’s analysis, opinions and conclusions are necessarily based upon market, economic, financial and other circumstances and conditions existing at or prior to the valuation, and any material change in such circumstances and conditions may affect our Independent Valuation Firm’s analysis and conclusions. Our Independent Valuation Firm’s valuation report may contain other assumptions, qualifications and limitations set forth in the respective report that qualify the analysis, opinions and conclusions set forth therein.

The overarching principle is to produce valuations that represent fair and accurate estimates of the unencumbered values of our real estate or the prices that would be received for our real properties in arm’s length transactions between market participants before considering underlying debt. The valuation of our real properties determined by the Independent Valuation Firm may not always reflect the value at which we would agree to buy or sell assets and the value at which we would buy or sell such assets could materially differ from the Independent Valuation Firm’s estimate of fair value. Further, we do not undertake to disclose the value at which we would be willing to buy or sell our real properties to any prospective or existing investor.

The valuations are performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practices, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. Each valuation must be reviewed, approved and signed by an individual with the professional designation of Member of the Appraisal Institute (MAI). Real estate valuations are reported on a free-and-clear basis (for example, without factoring in any applicable mortgage(s)), irrespective of any property-level financing that may be in place. Such property-level financings ultimately are factored in and do reduce our NAV in a manner described below.

The analyses performed by our Independent Valuation Firm do not address the market value of our common stock. Furthermore, the prices at which our real estate properties may actually be sold could differ from our Independent Valuation Firm’s analyses.

Valuation of Real Estate-Related Liabilities

Our real estate-related liabilities consist of financing for our real estate assets. These liabilities are generally included in our determination of NAV in accordance with GAAP. Costs and expenses incurred to secure financing are amortized over the life of the applicable loan. Unless the costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the proceeds from each loan. Depending on the relationship of a loan’s interest rate and other terms to current market interest rates and other terms, our Independent Valuation Firm may conclude that the value of a loan is more or less than its current loan balance. We have interest rate swap agreements which are derivative instruments. These derivatives will be valued by a third-party pricing service. The Independent Valuation Firm will include the derivatives at the value determined by the third-party pricing service.

There are some circumstances where liabilities may be included in our determination of NAV using an alternative methodology to GAAP. For example, if a loan amount exceeds the value of the underlying real property and the loan is otherwise a non-recourse loan, we will assume an equity value of zero for purposes of the combined real property and the loan in determination of our NAV. Another example would be if a loan restructure or modification has caused the legal liability of the loan to significantly deviate from the underlying carrying value according to GAAP, we would recognize the legal liability rather than the GAAP determination of the liability.

Valuation of Non-Real Estate Related Assets and Liabilities

The Independent Valuation Firm will then add any other assets held by us, including cash and cash equivalents, and any accruals of income, and subtract an estimate of our accrued liabilities, which should be limited to accrued fees and reimbursements due to our advisor and sponsor, accrued distributions and certain legal, accounting and administrative costs.

Our most significant source of net income is property income. We accrue estimated income and expenses. On a periodic basis, our income and expense accruals are adjusted based on information derived from actual operating results.

For the purpose of calculating our NAV, all organization and offering costs reduce NAV as part of our estimated income and expense accrual. The advisor has agreed to advance our organization and offering expenses. For purposes of calculating our NAV, the organization and offering expenses paid by the advisor through December 31, 2017 in excess of the amounts that the advisor has been reimbursed for will not be recognized as expenses or as a component of equity and reflected in our NAV until we reimburse the advisor for these costs

Our liabilities are included as part of our NAV calculation generally based on GAAP. Our liabilities include, without limitation, property-level mortgages, interest rate swaps, the fees payable to the advisor, accounts payable, accrued operating expenses, any company level financing arrangements and other liabilities.

NAV and NAV per Share Calculation

We will calculate our NAV per share annually in January as of December 31 of the prior year. Changes in the NAV reflect factors including, but not limited to, (1) gains (or losses) on the value of our real estate properties and related liabilities, (2) changes in the value of our liquid assets, and (3) accruals for income, expenses and distributions to shareholders.

After our board of trust managers has received our Independent Valuation Firm’s valuation report, the board, including a majority of our independent trust managers, has discretion to adjust the estimated value of either the assets or the liabilities associated with those assets based on their independent judgment of property values or economic conditions of individual properties, local conditions or general economic conditions. We expect that such adjustments will be infrequent, consistent with industry custom and practice, and only made to reflect events with respect to an asset or liability that our directors believe would have a material impact on the most recent estimated values and that have occurred between the time of the most recent valuation performed by our valuation firm and our calculation of NAV. These adjustments generally would occur under the same circumstances that would cause us to adjust our NAV between our regularly scheduled annual calculations of NAV, as described in Oversight by our Board of Trust Managers, below. For example, an unexpected termination or renewal of a material lease, a material change in vacancies or an unanticipated structural or environmental event at a property or capital market events may cause the value of a property to change materially. Our board of trust managers, including a majority of our independent trust managers, will determine the appropriate adjustment to be made, if any, to the estimated value of the property based on all currently available information and on reasonable assumptions and judgments that may or may not prove to be correct. Any such adjustment will be made by the board of trust managers, including a majority of our independent trust managers.

Following the calculation and allocation of changes in NAV as described above, NAV is adjusted for accrued dividends to determine the NAV. NAV per share is calculated by dividing NAV by the number of shares outstanding.

We will use the NAV per share for several purposes, including:

(i)	Determining the price per share at which the repurchase program may repurchase shares of common stock; and

(ii)	Determining the price per share at which dividends are reinvested pursuant to our dividend reinvestment plan.

Oversight by our Board of Trust Managers

All parties engaged by us in the calculation of our NAV, including the advisor, are subject to the oversight of our board of trust managers. As part of this process, our advisor reviews the estimates of the values of our real property for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions, and informs our board of trust managers of its conclusions. Our Independent Valuation Firm may consider any comments received from our advisor or us to its valuation report, the final estimated values of our real property assets and related liabilities are determined by the Independent Valuation Firm.

Between annual valuations, our advisor will monitor our real estate investments to determine whether a material event has occurred that our advisor believes may have a material impact on the estimated values that were used in calculating our most recent NAV. If an event occurs that is likely to have a material impact on previously provided estimated values of the affected commercial real estate assets or related real estate liabilities, we will determine valuation adjustments that will then be incorporated into our NAV. In making such adjustments, we may rely on the assistance of our Independent Valuation Firm and may obtain an appraisal of the subject assets.

For example, an unexpected termination or renewal of a material lease, a material change in vacancies or an unanticipated structural or environmental event at a property or capital market events may cause the value of a property to change materially. We will determine the appropriate adjustment to be made to the estimated value of the property based on the information available. Any such adjustments will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on the limited information readily available at that time. Any such adjustment will be made by the board of trust managers, including a majority of our independent trust managers. We will promptly disclose any change in NAV in reports we publicly file with the SEC.

Our Independent Valuation Firm is available to meet with our board of trust managers and our advisor to review valuation information, our valuation guidelines and the operation and results of the valuation process generally. Our board of trust managers has the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if it deems any such engagements appropriate.

Review and Changes to Our Valuation Procedures

At least once each calendar year, our board of trust managers, including a majority of our independent trust managers, will review the appropriateness of our valuation procedures. With respect to the valuation of our properties, the Independent Valuation Firm will provide our board of trust managers with its valuation report. From time to time our board of trust managers, including a majority of our independent trust managers, may adopt changes to the valuation procedures if it (i) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (ii) otherwise reasonably believes a change is appropriate for the determination of NAV. We will promptly disclose any material changes to our valuation procedures and in reports we publicly file with the SEC.

Limitations on the Calculation of NAV

The largest component of our NAV consists of real property investments and, as with any real estate valuation protocol, each property valuation is based on a number of judgments, assumptions or opinions about future events that may or may not prove to be correct. The use of different judgements, assumptions or opinions would likely result in a different estimate of the value of our real property investments. Although the methodologies continued in the valuation procedures are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as terrorist attack or an act of nature), our ability to implement and coordinate our NAV procedures may be impaired or delayed. Furthermore, our NAV per share should not be viewed as being determinative of the value of our common stock that may be received in a sale to a third party or the value at which our stock would trade on a national stock exchange. Our board of trust managers may suspend this offering and the redemption program if it determines that the calculation of NAV may be materially incorrect or there is a condition that restricts the valuation of a material portion of our assets.

In addition, on any given day, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. Between valuations, our advisor will monitor our real estate investments and may recommend revisions to NAV to our directors as described in Oversight by our Board of Trust Managers, above. Any such adjustments will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on limited information that is readily available at that time. Any potential disparity in our NAV from this estimate or from the determination by our directors, including a majority of our independent director, that no adjustment is necessary may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders, depending on the circumstances at the time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICH UNCLES REAL ESTATE INVESTMENT TRUST I (Registrant)

By:	/s/ John H. Davis
	Name:	John H. Davis
	Title:	Chief Financial Officer

Date: December 29, 2017